NEW SENIOR INVESTMENT GROUP INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Annual Award)

This Restricted Stock Unit Award Agreement (this “Restricted Stock Unit Award Agreement”), dated as of __________ (the “Grant Date”), is made by and between New Senior Investment Group Inc., a Delaware corporation (the “Company”), and __________ (the “Participant”). Any capitalized term that is used but not defined in this Award Agreement shall have the meaning ascribed to such term in the Amended and Restated New Senior Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan (as may be amended from time to time, the “Plan”) or if indicated, the Letter Agreement between the Participant and the Company, dated __________ (the “Letter Agreement”).
1.Grant of Restricted Stock Units. The Company hereby grants to the Participant __________ restricted stock unit awards (the “Restricted Stock Units”), subject to all of the terms and conditions of this Restricted Stock Unit Award Agreement and the Plan. Each Restricted Stock Unit represents the right to receive one (1) share of Stock under the terms and conditions of this Restricted Stock Unit Award Agreement.
2.Vesting.
(a)    The Restricted Stock Units shall vest in equal installments on __________ (each, a “Vesting Date”), or such earlier date of the occurrence of the applicable event specified in Section 2(c), 2(d) or 2(e), so long as the Participant remains in continuous employment with the Company or an Affiliate through the applicable Vesting Date.

(b)    Except as set forth in Section 2(c), (d) or (e) below, if the Participant’s employment with the Company and its Affiliates terminates for any reason prior to the final Vesting Date, then (i) all rights of the Participant with respect to Restricted Stock Units that have not vested shall immediately terminate, (ii) any such unvested Restricted Stock Units and all rights therein shall be forfeited without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested Restricted Stock Units.

(c)    If the Participant’s employment with the Company and its Affiliates is terminated prior to the final Vesting Date by the Company without Cause (including by non-renewal of the Term of the Letter Agreement, as defined therein) or by the Participant for Good Reason (each, a “Qualifying Termination”) prior to a Change in Control, then the unvested Restricted Stock Units scheduled to vest on the next Vesting Date after the date of termination shall become vested immediately upon such termination of employment; provided, that, such vesting shall be subject to (i) the Participant’s compliance with the Protective Covenants as defined in the Letter Agreement and (ii) the execution without revocation of a release of claims to the extent provided in the Letter Agreement. The terms Cause and Good Reason shall have the meaning set forth in the Letter Agreement.

(d)    If the Participant incurs a Qualifying Termination at any time upon or following a Change in Control and prior to the final Vesting Date, then all unvested Restricted Stock Units shall become vested immediately upon such termination of employment; provided, that, if, immediately following the consummation of the Change in Control, the shares of Stock of the Company (or, if applicable, its successor) are not publicly traded, then the Restricted Stock Units shall become fully vested immediately upon the consummation of such Change in Control.

(e)    If the Participant’s employment with the Company and its Affiliates is terminated prior to the final Vesting Date on account of the Participant’s death or Disability (as such term is defined in the Letter Agreement), then all unvested Restricted Stock Units shall become vested immediately upon such termination of employment.

3.    Voting and Dividend Equivalent Rights. The Participant shall have no rights of a stockholder (including the right to distributions or dividends) until shares of Stock are delivered to the Participant following vesting of the Restricted Stock Units; provided, that, with respect to the period commencing on __________ and ending on the date the shares of Stock subject to the Restricted Stock Units are delivered to the Participant pursuant to this Restricted Stock Unit Agreement, the Participant shall be eligible to receive an amount of cash equal to the product of (i) the number of shares of Stock, if any, delivered to the Participant following the vesting of the Restricted Stock Units and (ii) the amount of cash distributed with respect to an outstanding share of Stock during such period, which amount of cash shall be paid to the Participant on or about the date such shares of Stock are delivered to the Participant. No interest or other earnings will be credited with respect to such payment.

4.    Delivery of Stock.

(a)    The shares of Stock in respect of Restricted Stock Units that have vested in accordance with Section 2 shall be delivered to the Participant by no later than March 15 of the year following the year in which the Restricted Stock Units become vested. No physical certificates evidencing the Stock delivered in settlement of vested Restricted Stock Units will be delivered to the Participant. Instead, the Stock delivered in settlement of vested Restricted Stock Units will be evidenced by certificates held by or on behalf of the Company, in book-entry form, or otherwise, as determined by the Company.

(b)    By accepting the Restricted Stock Units, the Participant agrees not to sell Stock delivered in settlement of any vested Restricted Stock Units at a time when applicable laws or the Company’s rules prohibit a sale. This restriction will apply as long as the Participant is an employee, consultant or director of the Company or a Subsidiary.

(c)    The Company shall have the right to refuse to deliver or transfer any Stock under this Restricted Stock Unit Award Agreement if the Company acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

5.    Restricted Stock Unit Award Agreement Subject to Plan. This Restricted Stock Unit Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Restricted Stock Unit Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

6.    No Rights to Continuation of Employment or Future Awards. Nothing in the Plan or this Restricted Stock Unit Award Agreement shall confer upon the Participant any right to any future Award or to continue in the employ of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment any time for any reason whatsoever, with or without cause.

7.    Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the vesting or settlement of the Restricted Stock Units; provided, that, notwithstanding the foregoing, the Committee may permit the Participant to satisfy the applicable tax obligations in accordance with the terms of Section 10.5 of the Plan.

8.    Section 409A Compliance. The intent of the parties is that payments and benefits under this Restricted Stock Unit Award Agreement, including the dividend equivalent payments provided for in Section 3, shall be exempt from or comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Restricted Stock Unit Award Agreement shall be interpreted and administered to be in compliance with such intent. The provisions of Section 10.4 of the Plan shall apply to this Award and are fully incorporated herein.

9.    Governing Law. This Restricted Stock Unit Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

10.    Restricted Stock Unit Award Agreement Binding on Successors. The terms of this Restricted Stock Unit Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

11.    No Assignment; Transferability. Notwithstanding anything to the contrary in this Restricted Stock Unit Award Agreement, neither this Restricted Stock Unit Award Agreement nor any rights granted herein shall be transferable or assignable by the Participant. No rights granted under the Plan or this Restricted Stock Unit Award Agreement and no Stock issued pursuant to this Restricted Stock Unit Award Agreement shall be transferable by the Participant other than by will or by the laws of descent and distribution prior to the time the Participant’s interest in such Stock has become fully vested and the Stock subject to such Restricted Stock Unit has been delivered to the Participant. Notwithstanding anything in this Restricted Stock Unit Agreement to the contrary, if the Participant dies after the Restricted Stock Units vest and before the Stock subject thereto has been delivered to the Participant, then the Stock will instead be delivered to the Participant’s beneficiary.

12.    Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Restricted Stock Unit Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

13.    Severability. Should any provision of this Restricted Stock Unit Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Stock Unit Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Stock Unit Award Agreement. Moreover, if one or more of the provisions contained in this Restricted Stock Unit Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

14.    Entire Agreement. This Restricted Stock Unit Award Agreement, the Plan and the Letter Agreement contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, whether oral or otherwise, express or implied, with respect to the subject matter hereof.

15.    Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

16.    Counterparts; Electronic Signature. This Restricted Stock Unit Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant’s electronic signature of this Restricted Stock Unit Award Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.

17.    Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

18.    Set-Off. The Participant hereby acknowledges and agrees, without limiting the rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, any amount due to the Participant under this Restricted Stock Unit Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided, that, any such set-off does not result in a penalty under Section 409A of the Code.
19.    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the latest mailing address on file with the Company in the Company personnel records (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at New Senior Investment Group Inc., 55 West 46th Street, Suite 2204, New York, NY 10036, Attention: General Counsel (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date set forth above.

NEW SENIOR INVESTMENT GROUP INC.
By

Print Name:
Title:

PARTICIPANT
Signature
Print Name:

[Signature Page to Restricted Stock Unit Award Agreement]

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